EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Form S-8 (Nos. 333-121728 and 333-155642) and the Registration Statements on Form S-3 (Nos. 333-115293, 333-118054, 333-124400, 333-129689, 333-134222, 333-136576, 333-145342, 333-150071, 333-151161, 333-158288, 333-162341, 333-166166, 333-171121 and 333-173627 ) of Star Scientific, Inc. of our report dated March 15, 2012 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K.

/s/ Cherry, Bekaert & Holland, L.L.P.

Richmond, Virginia

March 15, 2012